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Exhibit 3-B

William E. Simon & Sons Private Equity Partners, L.P.

     The name, principal business and address of the general partner (William E. Simon & Sons Private Equity, L.L.C.) and the managing member of the general partner (WESKIDS III, L.L.C.) of William E. Simon & Sons Private Equity Partners, L.P. is set forth below. The name, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each of the executive officers and the managing member of William E. Simon & Sons Private Equity, L.L.C. is set forth on Exhibit 3-C. The name, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each of the executive officers and managers of WESKIDS III, L.L.C. is set forth on Exhibit 3-E.

Name and Business Address	Title	Principal Occupation

William E. Simon & Sons Private Equity, L.L.C. 310 South Street Morristown, NJ 07962-1913	General Partner	WES LLC acts as the general partner of WES.

WESKIDS III, L.L.C. 310 South Street Morristown, NJ 07962-1913	Limited Partner and Managing Member of the General Partner	WESKIDS makes investments on behalf of its members.